UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2018.

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)         (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

c) On May 9, 2018, India Globalization Capital, Inc. (IGC) appointed Ms. Claudia Grimaldi, age 47, to the position of Vice-President and Principal Financial Officer (PFO).

Ms. Grimaldi has worked the past 8 years at IGC in various positions starting as the Executive Assistant managing the office of the CEO and increasingly acquiring more responsibilities.  From 2013 until now, she served as the General Manager for IGC and was responsible for coordinating the staff in various countries and ensuring timely and accurate statutory and regulatory compliance and filings (Forms 10-K, 8-K, 10-Q, among others).  Ms. Grimaldi is currently the director for our overseas subsidiaries and has acquired international hands-on experience in audit, internal controls, compliance, and finance.  Ms. Grimaldi graduated summa cum laude from Javeriana University, a top five university in Colombia, with a Bachelor of Arts degree in Psychology. In 2008, she earned an MBA in General Management, with highest honors, from Meredith College in North Carolina.  She is a member of Delta Mu Delta International Honor Society. She is fluent in both English and Spanish.

With respect to the disclosure required pursuant to Item 401(d) of Regulation S-K, there are no family relationships between Ms. Grimaldi and any director or executive officer of IGC.  There are no transactions between IGC and Ms. Grimaldi that are reportable pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Grimaldi and any person pursuant to which Ms. Grimaldi was appointed as Vice-president and Principal Financial Officer (PFO). The Company is in the process of determining her compensation for the new positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

India Globalization Capital, Inc.

Date: May 14, 2018	By:	/s/ Ram Mukunda
Ram Mukunda
Chief Executive Officer and President